Exhibit 10.67

AGREEMENT AND GENERAL RELEASE

Agreement and General Release executed this 6th day of December, 2004, by and between John B. Caouette who resides at [home address] and MBIA Insurance Corporation (“MBIA”) on behalf of any of its past or present parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors and assigns (MBIA and/or its affiliates), and any of its or their past or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (collectively the “MBIA Entities and Persons”).

1. I hereby acknowledge receipt of the November 15, 2004 letter from Kevin D. Silva (the “Letter”), a copy of which is annexed hereto.

2. I further acknowledge the additional payments and/or other benefits to be provided me pursuant to the Letter and this Agreement and General Release: (i) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan, or procedure of MBIA and/or its affiliates or pursuant to any prior agreement or contract (oral, written or otherwise) between MBIA and/or its affiliates and me; and (ii) are in full discharge of any and all liabilities and obligations of MBIA and/or its affiliates to me, monetarily or with respect to employee benefits or otherwise including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of MBIA and/or its affiliates and/or any alleged understanding or arrangement between me and MBIA and/or its affiliates.

3. I shall have up to twenty-one (21) days from the date of receipt to consider the terms and conditions of this Agreement and General Release. I may accept this Agreement and General Release by fully executing it and returning it to Kevin D. Silva, Chief Administrative Officer, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, no earlier than December 24, 2004. After executing this Agreement and General Release, I shall have seven (7) days (the “Revocation Period”) to revoke this Agreement and General Release by indicating my desire to do so in writing addressed and delivered to Kevin D. Silva at the address listed above no later than the close of business on the seventh (7th) day following the date I execute this Agreement and General Release. The effective date of this Agreement and General Release shall be the eighth (8th) day following my signing of the Agreement and General Release (the “Release Effective Date”). In the event I do not accept this Agreement and General Release as set forth above, or in the event I revoke this Agreement and General Release during the Revocation Period, this Agreement and General Release, including but not limited to the obligation of MBIA to provide payments and the benefits referred to in the Letter shall be deemed automatically null and void.

4. As of the Release Effective Date and subject to my compliance of the terms and conditions of this Agreement and General Release, I shall be entitled to the additional payments and benefits described in the Letter.

5. I acknowledge that my last day of employment with MBIA will be December 24, 2004 (“Separation Date”). I further acknowledge that MBIA and/or its affiliates will not have any obligation to rehire me or to consider me for reemployment after the Separation Date. In the event that I attempt to apply for any position with MBIA and/or its affiliates I hereby acknowledge that the denial of my application is permissible and is not and will not be considered by me to be retaliatory, a violation of this Agreement and General Release or any law. I further acknowledge that such representations constitute a material inducement for MBIA to provide the payments and/or other benefits to me under this Agreement.

6. The payments and benefits provided under this Agreement are conditional on my non-competition with MBIA and/or its affiliates for a period of 12 months. Non-competition shall mean that, without the prior written consent of MBIA and/or any of its affiliates, during such 12 month period:

a. I shall not, directly or indirectly, hire, solicit, or help another person or entity to hire or solicit any employee of MBIA and/or its affiliates. I also shall not, directly or indirectly, hire, solicit, or help another person or entity to hire or solicit any person who has been an employee of MBIA and/or its affiliates within a one year period prior to the first date on which I attempt to hire, solicit or help another person or entity to hire or solicit such person. Further, I shall not directly or indirectly induce or encourage any employee of MBIA and/or its affiliates to leave MBIA and/or its affiliates’ employ.

b. I shall not either directly or indirectly, direct business I was developing on behalf of MBIA and/or its affiliates while employed with MBIA to any of my future or prospective employers.

c. I agree that I will not seek or accept employment with any of MBIA’s Triple A monoline competitors, which include AMBAC, FSA, FGIC, CDC/CIFG, XL, ACE Guaranty Corporation, DePfa, and Radian Asset Assurance Inc.

7. I agree that I will not use for my own benefit or disclose to third parties any Confidential Information, as defined herein, relating to MBIA and/or its affiliates and its or their businesses, including any Confidential Information of customers of MBIA and/or its affiliates, obtained by me during my employment and not otherwise public knowledge or known within the applicable industry (other than by acts by me in violation of this Agreement). For purposes of this Agreement, “Confidential Information” shall include, without limitation, information not otherwise known in the applicable industry and/or not previously disclosed to the public by MBIA and/or its affiliates or its or their management with respect to the operations, facilities and methods, strategies, trade secrets and other intellectual property, systems, procedures, technical know-how, methods of investment, processes, customers, clients, investors, markets, marketing methods, manuals, confidential reports, fee information, finances, financial or listing information (including, without limitation, the revenues, costs or profits associated with any activities or products of MBIA and/or its affiliates, business plans, prospects, budgetary objectives, opportunities or other information of or relating to MBIA and/or its affiliates). “Confidential Information” shall not include information which is known within the applicable industry or is or becomes generally available to the public other than as a result of disclosure by me in violation of this paragraph.

8. a. In consideration for the payment and/or other benefits to be provided me pursuant to the Letter and this Agreement and General Release, I, for myself and for my heirs, executors, administrators, and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the MBIA Entities and Persons, from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have, or may have against the MBIA Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date on which I sign this Agreement and General Release.

b. Without limiting the generality of the foregoing, this Agreement and General Release is intended to and shall release the MBIA Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the MBIA Entities and Persons arising out of my employment, and/or my separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act; (ii) any claim under Title VII of the Civil Rights Act; (iii) any claim under the American with Disabilities Act; (iv) any claim under the Pennsylvania Human Relations Act; (v) any claim under the New York State Human Rights Law; (vi) any claim under any other federal state or local law (statutory or decisional), regulation ordinance relating to and/or prohibiting employment discrimination, harassment and/or retaliation; (vii) any claim under the Employee Retirement Income Security Act (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit pension plan of MBIA in accordance with the terms and conditions of such plan and applicable law); (viii) any claim under the Family and Medical Leave Act (“FMLA”); (ix) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation from such employment, and/or any of the events relating directly or indirectly to or surrounding the separation from that employment; and (x) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement.

9. I agree, to the extent permitted by law, that I will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by paragraph “8” of this Agreement and General Release.

10. I agree that I will not publicly disparage or encourage or induce others to publicly disparage the MBIA Entities and Persons. For the purposes of this Agreement and General Release, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the MBIA Entities and Persons or any individual or entity with whom MBIA and/or its affiliates has or have a business relationship which would adversely affect in any manner (i) the conduct of the business of MBIA and/or its affiliates (including, without limitation, any business plans or prospects) and/or (ii) the business reputation of the MBIA Entities and Persons.

11. a. I agree that I will cooperate with MBIA and/or its affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.

b. I agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to my employment, I will give prompt notice of such request to Kevin D. Silva, Chief Administrative Officer, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, and will make no disclosure until MBIA and/or its affiliates has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

12. The terms and conditions of this Agreement and General Release and the Letter are and shall be deemed to be confidential, and shall not be disclosed by me to any person or entity without the prior written consent of MBIA, except if required by law, and to my accountants, attorneys or immediate family members, provided that they agree to maintain the confidentiality of the aforesaid documents to the maximum extent permitted by law, code, rule or regulation. I further represent that I have not disclosed the terms and conditions of the aforesaid documents to anyone other than my attorneys, accountants and immediate family members. I also understand and agree that if I make a disclosure in violation of this paragraph, MBIA shall have the right to discontinue all payments and/or benefits provided for by the Letter and this Agreement and General Release, and shall have the further right to recover all sums it may have paid to me pursuant to the Letter and/or this Agreement and General Release.

13. MBIA herby acknowledges that, notwithstanding your separation, you will continue to be entitled to be indemnified with respect to any act or omission in which you engaged in your capacity as an officer of the company, as provided by the company’s by-laws or applicable law, and to the same extent and in the same manner as the company indemnifies other officers for such acts or omissions.

14. If any provision of this Agreement and General Release is held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, and such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and General Release. If a court should determine that any provision of this Agreement and General Release is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable. In addition, upon any finding by a court or agency of competent jurisdiction that any provision of this Agreement and General Release is illegal, void, or unenforceable, I agree, unless otherwise prohibited by law, to execute a release, waiver and/or covenant that is/are legal and enforceable.

15. I agree that if I breach any of the terms of paragraphs “6,” “7,” “10,” “11,” and/or “12,” it shall constitute a material breach of this Agreement and General Release as to which the MBIA Entities and Persons may seek all available relief under law, including, but not limited to, recoupment of the amounts paid to me pursuant to this Letter and Agreement and General Release.

16. This Agreement and General Release is not intended, and shall not be construed, as an admission that any of the MBIA Entities and Persons has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.

17. I acknowledge that: (a) I have been advised by MBIA in writing to consult with an attorney of my choosing in connection with this Agreement and General Release; (b) I have carefully read this Agreement and General Release in its entirety; (c) I have had the opportunity to consider fully for at least twenty-one (21) days the terms of this Agreement and General Release; (d) I fully understand the significance of all of the terms and conditions of this Agreement and General Release and I have discussed it with my independent legal counsel, or have had a reasonable opportunity to do so; (e) I have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of this Agreement and General Release; and (f) I am signing this Agreement and General Release voluntarily and of my own free will and assent to all the terms and conditions contained herein with the intent to be bound hereby.

18. a. I agree that this Agreement and General Release may only be used as evidence in a subsequent proceeding in which the parties allege a breach of and/or indemnification under this Agreement and General Release.

b. This Agreement and General Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of law.

19. This Agreement and General Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

20. I understand that this Agreement and General Release, and the attached letter from Kevin D. Silva, constitute the complete understanding between MBIA and/or its affiliates and me, and supersedes any and all agreements, understandings, and discussions, whether written or oral between me and MBIA and/or its affiliates. No other promises or agreement shall be binding unless in writing and signed by both MBIA and me after the Release Effective Date.

Dated:	11/24/04

Signature:	/s/ JOHN B. CAOUETTE
John B. Caouette

STATE OF New York		)
) SS.:
COUNTY OF	Westchester	)

On this 6th day of December 2004, before me personally came John B. Caouette to be known and known to me to be the person described and who executed the foregoing Agreement, and she duly acknowledged to me that she executed the same.

/s/ Patricia A. Olin
Notary Public
PATRICIA A. OLIN
Notary Public, State of New York
No. 60-4623828
Qualified in Westchester County
Commission Expires April 30, 2006

MBIA Insurance Corp.

By:	/s/ KEVIN D. SILVA
Kevin D. Silva

STATE OF NEW YORK		)
) SS.:
COUNTY OF	Westchester	)

On this 6th day of December 2004, before me personally came Kevin D. Silva to be known and known to me to be the person described and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

/s/ Shella M. Lieberman
Notary Public
Shella M. Lieberman
Notary Public State of New York
No. 4998416
Qualified in Westchester County
Commission Expires June 29, 2006